Exhibit 10.1

SOUTH STATE BANK

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of March 1, 2019  by and between South State Bank (the “Bank”), a South Carolina state-chartered bank, and South State Corporation, the bank holding company organized under the laws of the State of South Carolina and the holding company for the Bank (“SSB”), John Windley (the “Employee”), a resident of the state of South Carolina.

WITNESSETH:

WHEREAS, the Employee will reduce his employment duties with the Bank and SSB effective as of March 1, 2019 (the “Effective Date”), and the Bank desires to retain the Employee to provide part-time employment to solicit business on behalf of the Bank and provide business development support to members of the Bank’s commercial lending team and otherwise transition his institutional knowledge and experience and to provide input into certain credit practices throughout the Bank;

WHEREAS the Employee desires to accept such engagement on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Bank and the Employee, each intending to be legally bound, agree to the following terms and conditions:

Section 1          Engagement;  Employee Relationship; Duties.

The Bank hereby engages the Employee, and the Employee hereby agrees to render, at the request of the Bank, services to the Bank during the Term (as defined below) and shall serve as a Senior Bank Advisor.  The Employee shall report to the Chief Executive Officer of the Bank or to such other person(s) as the Chief Executive Officer shall designate.  This is a services contract for the services of the Employee.  It is expected that Employee’s level of services shall be at least 20 hours/week and that Employee shall be designated a part-time employee for purposes of employee benefits unless otherwise required by law. In all cases, Employee shall have the duties, responsibilities, rights, power and authority that may be from time to time delegated or assigned to him by the Board of Directors of the Company and the Bank.  Except as otherwise provided in this Agreement, Employee shall be an “at will” employee of the Bank subject to the Bank’s policies and procedures.

Section 2          Term and Termination.

The term of the Employee’s services to be provided pursuant to this Agreement shall commence on March 1, 2019 and shall continue until the earliest of (i)  February 28, 2020 (the “Term”); (ii) the Employee’s death; or (iii) the Employee’s Disability; provided that the Term may be extended with the approval of both the Bank and the Employee.  Further, this Agreement may be

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

terminated by either party upon thirty (30) days’ notice to the other.  Employee will retire upon termination of employment.

Section 3          Compensation.

During the Term, as compensation for all services rendered by the Employee under this Agreement, the Bank shall pay the Employee a salary at a rate of $200,000.00 per year, subject to applicable tax and other withholdings, payable in accordance with the Bank’s customary payroll practices (“Base Salary”).   Employee will be provided with vacation and sick leave in accordance with the Bank’s policies and procedures for part-time employees.  Employee will be entitled to participate in the employee benefit plans, programs and policies of the Bank as offered to part-time employees.  Employee may be reimbursed by Bank for reasonable business expenses in accordance with the Bank’s policies and procedures.

As of the Effective Date and as incentive to enter into this Agreement, the Bank will (i)  transfer to Employee all rights and title to the vehicle the Bank has provided to Employee as of the Effective Date of this Agreement and the Bank will have no further obligation to provide Employee with any vehicle or transportation, and (ii) pay Employee a bonus of $15,000.00, all subject to applicable tax withholdings.

Section 4          Termination of Employment Agreement and Release

As of the Effective Date, the Amended and Restated Employment and Non-Competition Agreement effective December 31, 2008 between Employee and SSB (“Prior Agreement”) will be terminated and the Bank will have no further obligations other than as set forth in this Agreement with respect to Employee’s employment with the Bank.

Section 5          No Assignment.

Employee’s services depend on performance by Employee and Employee cannot subcontract his duties or cause any other person or entity to perform his services.  The Employee shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of the Bank.  Any attempted assignment or transfer by Employee of his obligations without such consent shall be wholly void.  Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by the Bank’s successors and assigns.

Section 6          Confidential Information, Noncompetition and Right to Obtain an Injunction.

Employee agrees that Sections 8, 9 and 10 of the Prior Agreement (as defined in Section 4 above) shall be incorporated herein by this reference thereto, notwithstanding Section 4, provided that (i)  the Noncompetition Period under this Agreement shall be for the 24 months following termination of this Agreement and (ii) references to Company shall mean SSB and the Bank.  Thus, the Noncompetition Period, as defined herein, shall be during the Term of this Agreement and for the 24 months following termination of this Agreement.  Employee acknowledges that the confidentiality and noncompetition terms under this Agreement, as incorporated herein from the Prior Agreement,

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

are in addition to and not in lieu of similar restrictive covenants in any equity grant or other agreement or policy of the Bank and SSB.

Section 7          Return of Property.

On the expiration of the Term or any earlier termination of this Agreement for any reason, or at any time during the Term of this Agreement, on the request or direction of the Bank, the Employee will immediately deliver to the Bank any or all equipment, property, material, Confidential Information, Trade Secrets, Work Product or copies thereof which are owned by the Bank and are in Employee’s possession or control.  This includes documents or other information prepared by Employee, on Employee’s behalf or provided to Employee in connection with Employee’s duties while serving as an  Employee to the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information.  Employee hereby warrants that Employee will not retain in any form such documents, Confidential Information, Trade Secrets, Work Product or other information or copies thereof.  Employee may retain a copy of this Agreement after the expiration of the Term or any earlier termination of this Agreement.

Section 8          Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, and in addition to any other restrictions stated in this Agreement, any compensation or other benefits paid to the Employee shall be limited to the extent required by any federal or state regulatory agency having authority over the Bank.  The Employee agrees that compliance by the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Employee are limited, shall not be a breach of this Agreement by the Bank.  In the event that the Bank is required to make any adjustment to the Employee’s compensation or benefits in order to comply with any applicable legal and regulatory requirements, such changes shall be made in a manner such that, to the maximum extent legally possible, the Employee is put in the same economic position as he would have been absent such regulatory restriction or intervention.

Section 9          Entire Agreement and Modification of Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Employee’s engagement by the Bank from and after the Effective Date, except as otherwise provided herein.  This Agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

Section 10        Notice.

All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Bank:                520 Gervais Street

Columbia, South Carolina 29201

Attention:  Susan Bagwell

If to the Employee:        John Windley

[address]

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

All notices, requests, waivers and other communications may also be sent to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  All such notices, requests, waivers and other communications shall be deemed to have been effectively given:  (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified; (iii) five business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (iv) two business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten days’ written notice of the new address in the manner set forth above.

Section 11        Miscellaneous.

The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The duties and obligations contained in Section 6 shall survive the expiration or termination of this Agreement.

Section 12        Multiple Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

Section 13        Arbitration

With the exception of enforcement of the covenants discussed in Section 6  of this Agreement, all claims, disputes and other matters in question between the Bank, or it successors, and the Employee including those arising out of, or relating to, this Agreement or the validity, interpretation, enforceability or breach thereof, which are not resolved by agreement of the parties, shall be subject to binding and mandatory arbitration pursuant to the South Carolina Uniform Arbitration Act contained in S.C. Code §§ 15-48-10 et seq., as amended from time to time. Such arbitration shall be held in Columbia, South Carolina and shall be conducted in accordance with the rules of the American Arbitration Association, and judgment upon such award may be entered in any court having jurisdiction. The expenses of the arbitration shall be borne by the Bank or its successor; however, each party shall bear his or its own costs and attorney’s fees unless a statutory cause of action provides for such an award.

Section 14        Applicable Law.

THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION PURSUANT TO S.C.

CODE §15-48-10 ET SEQ., AS AMENDED FROM TIME TO TIME

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of South Carolina.

Section 15        Headings; Capitalized Terms.

The headings of the Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

SOUTH STATE CORPORATION

By:
Name:	Susan Bagwell
Title:	Executive Vice President, Human Resources Director

SOUTH STATE BANK

By:
Name:	Susan Bagwell
Title:	Authorized Signatory

EMPLOYEE

By:
Name:	John Windley